EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Registration Statement on Form S-4 of Farmers & Merchants Bancorp, Inc. of our report dated December 9, 2020 on the financial statements of Perpetual Federal Savings Bank of Urbana. We also consent to the reference to us under the heading “Experts” in this prospectus.

Crowe LLP

Columbus, Ohio

July 8, 2021